Contact:	John D. Liu, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS RECORD ANNUAL REVENUE AND
EARNINGS; DIVIDEND INCREASED TO $0.25

•	Record annual total revenue, up 31% over 2005

•	Record quarterly and annual financial advisory revenue; annual total up 48% over 2005

•	Record annual merchant banking fund management revenue

•	Record annual earnings per share, up 41% over 2005

•	Increased dividend 32%; dividend now more than triple its level at our 2004 initial public offering

•	For the year, recruited a record number of experienced managing directors

NEW YORK, February 1, 2007 – Greenhill & Co., Inc. (NYSE: GHL) today reported record revenues of $290.6 million and record net income of $75.7 million for the year ended December 31, 2006. Diluted earnings per share were $2.55 per share for the year ended December 31, 2006.

The Firm’s 2006 revenues compare with revenues of $221.2 million for 2005, which represents an increase of $69.4 million or 31%. The Firm’s 2006 net income and diluted earnings per share compare with $55.5 million of net income and $1.81 of diluted earnings per share, respectively, for the year ended December 31, 2005, representing increases of 36% and 41%, respectively.

The Firm’s fourth quarter revenues were $72.7 million, which compare with revenues of $81.7 million for the fourth quarter of 2005, representing a decrease of $9.0 million or 11%. The Firm’s fourth quarter net income was $20.0 million, which compares with net income of $20.7 million in the fourth quarter of 2005, representing a decrease of $0.7 million or 3%. Diluted EPS for the fourth quarter of 2006 was $0.68, which compares against $0.69 for the fourth quarter of 2005, representing a decrease of $0.01 per share or 1%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

‘‘In 2006, we once again achieved record financial results. At the same time, the Firm invested significantly in its future growth by expanding the scope of our geographic and industry client coverage. M&A activity remains strong, and the Greenhill brand as an independent advisor on major transactions around the world continues to grow,’’ Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month periods and years ended December 31, 2006 and 2005, respectively:

	Three Months Ended
	December 31, 2006		December 31, 2005
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$59.1	81%	$50.9	62%
Merchant Banking Fund Management & Other	13.6	19%	30.8	38%
Total Revenues	$72.7	100%	$81.7	100%

	Year Ended
	December 31, 2006		December 31, 2005
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$209.8	72%	$142.1	64%
Merchant Banking Fund Management & Other	80.8	28%	79.1	36%
Total Revenues	$290.6	100%	$221.2	100%

Historical Revenue by Source

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
Financial Advisory	$209.8	$142.1	$130.9	$121.3	$107.4
Merchant Banking Fund Management & Other	80.8	79.1	21.0	5.4	5.2
Total Revenue	$290.6	$221.2	$151.9	$126.7	$112.6

Financial Advisory Revenues

Full Year

Financial advisory revenues were a record $209.8 million in the year ended December 31, 2006 compared to $142.1 million in the year ended December 31, 2005, which represents an increase of 48%. At the same time, worldwide completed M&A volume increased by 27%, from $2,274 billion in 2005 to $2,885 billion in 20061 , and aggregate advisory revenue reported by four leading investment banks that publicly disclose their advisory fee revenue increased by 28% from $5.0 billion in 2005 to $6.4 billion in 20062 .. From a longer term perspective, our 2006 financial advisory revenues were 120% higher than in 2001, while the aggregate advisory revenue reported by the four larger firms was 24% higher than in 2001.

We earned advisory revenue from 72 different clients in 2006, compared to 55 in 2005. We earned $1 million or more from 45 clients in 2006, compared to 33 in 2005. The ten largest fee-paying clients contributed 39% to our total revenues, and only one of those clients had in any prior year been among our ten largest fee-paying clients. One client represented approximately 10% of total revenues in 2006; no clients represented 10% or more of total revenues in 2005.

[1]	Source: Thompson Financial as of January 15, 2007.

[2]	Data for three of the four investment banks reflect November fiscal year ends.

Historical Financial Advisory Revenue by Client Location

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
United States	47%	44%	54%	48%	61%
Europe	51%	55%	43%	44%	31%
Canada, Latin America & Other	2%	1%	3%	8%	8%

Historical Financial Advisory Revenue by Industry

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
Communications & Media	15%	21%	29%	24%	26%
Consumer Goods & Retail	4%	8%	25%	26%	15%
Financial Services	10%	12%	17%	15%	13%
Technology	4%	2%	1%	7%	7%
Energy & Utilities	7%	6%	10%	9%	6%
Real Estate, Lodging & Leisure	4%	1%	4%	1%	3%
General Industrial & Other	56%	50%	14%	18%	30%

The increase in our financial advisory revenues in 2006 reflected generally high levels of M&A volume, increasing demand for independent advisors and our continuing business development efforts.

‘‘The breadth of our client base continues to grow. In five years, we have earned fees from over 180 different clients, and none constituted even 5% of our aggregate financial advisory revenue during that period. Our many recent managing director recruits should further build on that success,’’ Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Fourth Quarter

Financial advisory revenues were a record $59.1 million in the fourth quarter of 2006 compared to $50.9 million in the fourth quarter of 2005, which represents an increase of 16%.

Completed assignments in the fourth quarter of 2006 included:

•	the acquisition by GDC Properties of an interest in a Wilmington, Delaware shopping center portfolio from Acadia Realty Trust;

•	the sale of Incisive Media plc to Apax Partners Worldwide;

•	the sale of John Laing plc to Henderson Equity Partners;

•	the sale of Kos Pharmaceuticals, Inc. to Abbott Laboratories;

•	the sale by MTS Allstream Inc. of its directories business to Yellow Pages Group Co.;

•	the sale by Raytheon Co. of its Aircraft Division to Goldman Sachs Capital Partners and Onex Partners; and

•	the acquisition by Tesco plc of Leader Price Polska Sp. z.o.o.

The increase in our financial advisory revenues in the fourth quarter of 2006 reflected generally high levels of M&A volume, increasing demand for independent advisors and our continuing business development efforts.

The Firm also announced during the fourth quarter of 2006 the recruitment of Leiv Nergaard (Chairman of the Board of Storebrand ASA) as Senior Advisor for the Nordic region. Subsequent to year end, we announced the recruitment of Richard Steinman (former head of the Global Retail Group at Morgan Stanley) as Managing Director based in New York. Additionally, Charles Barlow (Principal in Greenhill’s London office), who has been with the Firm more than 8 years, was promoted to Managing Director. This brings our total Managing Director and Senior Advisor count to 43.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other revenues:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in millions, unaudited)
Management fees	$3.9	$3.5	$15.2	$11.4
Net realized and unrealized gains on investments in merchant banking	5.0	11.2	27.1	32.0
Merchant banking overrides	3.1	15.4	34.6	32.3
Other unrealized investment income	0.6	0.0	0.8	0.5
Interest income	1.0	0.7	3.1	2.9
Merchant banking & other revenues	$13.6	$30.8	$80.8	$79.1

Full Year

In the year ended December 31, 2006, the Firm earned a record $80.8 million in merchant banking fund management & other revenues compared to $79.1 million in 2005, an increase of 2%. The increase was primarily due to higher asset management fees. In total, GCP (and the Firm) earned revenues relating to 11 portfolio companies and incurred losses relating to one portfolio company in 2006. GCP (and the Firm) earned revenue from 11 portfolio companies in 2005. The Firm had no investments in 2006 that contributed more than 10% to total revenues and one investment in 2005 that contributed more than 10% to total revenues.

Fourth Quarter

The Firm earned $13.6 million in merchant banking fund management & other revenues in the fourth quarter of 2006 compared to $30.8 million in the fourth quarter of 2005, representing a decrease of 56%. This decrease is primarily due to lower principal investment gains in the Greenhill Capital Partners (‘‘GCP’’) portfolio and a decrease in the recognized amounts of profit overrides associated with gains in the GCP portfolio, offset partially by higher asset management fees resulting from greater assets under management.

During the fourth quarter of 2006, GCP portfolio companies announced the merger of Global Signal, Inc. (NYSE: GSL), the completion of a secondary offering of Hercules Offshore, Inc. (NYSE: HERO), a recapitalization of Energy Transfer Equity, L.P. (NYSE: ETE) and the completion of the sale of two GCP portfolio companies. In October 2006, GCP portfolio company Global Signal, Inc. announced it was being acquired by Crown Castle International Corp. (NYSE: CCI) for an enterprise value of $5.8 billion. GCP and the Firm received a combination of CCI stock and cash in the transaction, which closed on January 12, 2007. GCP subsequently sold approximately $130 million of the shares received in the merger back to Crown Castle. In November 2006, Hercules Offshore (NASDAQ: HERO) completed a secondary public offering in which GCP sold the majority of its remaining shareholdings in the company. In November 2006, GCP (and the Firm) received additional units in Energy Transfer Equity (NYSE: ETE) in connection with a recapitalization of the company. In November 2006, GCP closed the partial sale of Peach Holdings to an affiliate of DLJ Merchant Banking. In December 2006, GCP closed the sale of Republic Companies Group, Inc. (Nasdaq: RUTX) to Delek Group Ltd., an Israeli conglomerate. In total, GCP (and the Firm) earned revenue related to 9 portfolio companies in the fourth quarter of 2006.

In terms of new investment activity during the fourth quarter of 2006, GCP invested an additional $119 million (10% of which was Firm capital), consisting of new investments in Ironshore Inc., Stroz Friedberg, Paris Re, First Equity Card Corporation and an add-on investment in an existing portfolio company, as compared to $105 million (10% of which was Firm capital) invested in the same period in 2005. In 2006, GCP invested $217 million (10% of which was Firm capital) in new investments and add-on investments in existing portfolio companies, as compared to $208 million (11% of which was Firm capital) invested in the same period in 2005.

In addition to the GCP investments, Greenhill & Co. Europe Limited, a wholly-owned subsidiary of Greenhill & Co., Inc., acquired newly issued ordinary shares of Ironshore, Inc., a newly formed insurance company, for an aggregate purchase price of $30 million in cash. It is anticipated that this investment will be sold to a new Greenhill merchant banking fund in the first half of 2007.

‘‘The year 2006 was another landmark year for Greenhill Capital in terms of both the magnitude of investment gains recognized and the amount of capital we invested in new portfolio companies. The sale of much of our energy portfolio was particularly well timed,’’ Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Greenhill SAVP, our venture capital fund invested $7.5 million in three portfolio companies during 2006 (10% of which was Firm capital). In addition, in the fourth quarter of 2006, we invested an additional $0.2 million in Barrow Street Capital III, LLC, a real estate private equity fund with which we have been associated.

Expenses

Operating Expenses

Our total operating expenses for the year ended December 31, 2006 were $171.5 million, which compares to $131.2 million of total operating expenses for the year ended December 31, 2005. This represents an increase in total operating expenses of $40.3 million or 31%, which relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin was 40% in both 2006 and 2005.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2006 were $44.6 million, which compares to $47.5 million of total operating expenses for the fourth quarter of 2005. This represents a decrease in total operating expenses of $2.9 million or 6%, which relates principally to a decrease in compensation expense and is described in more detail below. The pre-tax income margin was 38% in the fourth quarter of 2006 compared to 41% in the fourth quarter of 2005.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in millions, unaudited)
Employee Compensation & Benefits Expenses	$34.1	$40.1	$134.1	$102.4
% of Revenues	47%	49%	46%	46%
Non-Compensation Expenses	10.5	7.4	37.4	28.8
% of Revenues	14%	9%	13%	13%
Total Operating Expenses	44.6	47.5	171.5	131.2
% of Revenues	61%	58%	59%	59%
Minority Interest in Net Income of Affiliates	0.1	0.9	1.9	1.8
Total Income Before Tax	28.0	33.3	117.3	88.2
Pre-tax Income Margin	38%	41%	40%	40%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2006, our employee compensation and benefits expenses were $134.1 million, which compares to $102.4 million of compensation and benefits expense for the year ended December 31, 2005. The increase of $31.7 million or 31% is primarily due to the higher level of revenues in 2006 compared to the comparable period in 2005. For the year ended December 31, 2006, the ratio of compensation to revenues was 46%, which was approximately the same as for the comparable period in 2005.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2006 were $34.1 million, which reflects a 47% ratio of compensation to revenues. This amount compares to $40.1 million for the fourth quarter of 2005, which reflected a 49% ratio of compensation to revenues. The decrease of $6.0 million or 15% is primarily due to a lower level of revenues and a lower ratio of compensation to revenues for the fourth quarter of 2006 compared to the comparable period in 2005.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2006, our non-compensation expenses were $37.4 million, which compared to $28.8 million for the year ended December 31, 2005, representing an increase of 30%. The increase is related principally to expenses and provisions for legal contingencies, increases in occupancy and other costs associated with new office space in London and New York, losses from foreign currency movements, and greater information services, travel and communications costs primarily as a result of the growth in personnel and business development activities, offset in part by the absence of the third-party fee related to fundraising for GCP II in 2006 as compared to 2005 and the absence of a charge for uncollectible accounts in 2006 as compared to 2005.

Non-compensation expenses as a percentage of revenues were 13% for the years ended December 31, 2006 and 2005, respectively.

Fourth Quarter

Our non-compensation expenses were $10.5 million in the fourth quarter of 2006, which compared to $7.4 million in the fourth quarter of 2005, representing an increase of 42%. The increase is related principally to greater occupancy and other costs associated with new office space in London and New York, an increase in information services and travel primarily as a result of the growth in personnel, and losses from foreign currency movements partially offset by the absence of a write-off of receivables in 2006 as compared to 2005.

Non-compensation expenses as a percentage of revenues in the three months ended December 31, 2006 were 14% compared to 9% for the same period in the prior year.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2006, the provision for taxes was $41.6 million, which reflects an effective tax rate of approximately 35%. This compares to a provision for taxes for the year ended December 31, 2005 of $32.6 million based on an effective tax rate of approximately 37% for the year. The increase in the provision for taxes is primarily due to the higher pre-tax income partially offset by a slightly lower effective tax rate resulting from the fact that a greater proportion of our income was earned in lower tax rate jurisdictions.

Fourth Quarter

The provision for taxes in the fourth quarter of 2006 was $8.0 million, which reflects an effective tax rate of approximately 29%. This compares to a provision for taxes in the fourth quarter of 2005 of $12.6 million based on an effective tax rate of approximately 38% for the period. The decrease in the provision for taxes is primarily due to the lower pre-tax income in the period, a lower effective tax rate resulting from the fact that a greater proportion of our income was earned in lower tax rate jurisdictions and a reduction in the estimated rate of our state and local income tax.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2006, our cash and short-term investment securities totaled $101.1 million, our investments totaled $129.4 million and we had $19.5 million in short-term debt.

We had total commitments (not reflected on our balance sheet) relating to future investments in Greenhill Capital Partners, Greenhill SAVP and other merchant banking activities of $72.1 million as of December 31, 2006. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 104,550 shares of its common stock in open market purchases at an average price of $66.91 during the fourth quarter of 2006 and has remaining authorization to repurchase up to $23.3 million of common stock in open market transactions.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.25 per share to be paid on March 21, 2007 to common stockholders of record on March 7, 2007.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as ‘‘may’’, ‘‘might’’, ‘‘will’’, ‘‘should’’, ‘‘expect’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’ or ‘‘continue’’, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption ‘‘Risk Factors’’.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
Revenues
Financial advisory fees	$59,124,600	$50,956,914	$209,849,768	$142,043,898
Merchant banking revenue	12,605,028	30,039,456	77,640,023	76,213,838
Interest income	1,011,158	734,277	3,155,774	2,894,730
Total Revenues	72,740,786	81,730,647	290,645,565	221,152,466
Expenses
Employee compensation and benefits	34,085,511	40,080,671	134,133,733	102,441,141
Occupancy and equipment rental	2,304,550	1,707,746	8,973,490	6,473,436
Depreciation and amortization	958,948	598,234	3,008,579	2,495,336
Information services	1,079,051	835,816	4,349,274	3,538,765
Professional fees	766,044	994,408	3,410,404	4,165,585
Travel related expenses	2,046,190	1,000,783	5,819,923	4,620,324
Other operating expenses	3,407,259	2,277,543	11,793,116	7,417,554
Total Expenses	44,647,553	47,495,201	171,488,519	131,152,141
Income before Tax and Minority Interest	28,093,233	34,235,446	119,157,046	90,000,325
Minority interest in net income of affiliates	103,331	906,504	1,858,119	1,831,888
Income before Tax	27,989,902	33,328,942	117,298,927	88,168,437
Provision for taxes	7,979,707	12,618,935	41,632,982	32,636,153
Net Income	$20,010,195	$20,710,007	$75,665,945	$55,532,284
Average common shares outstanding:
Basic	29,432,530	29,979,240	29,518,085	30,631,573
Diluted	29,600,815	30,130,805	29,627,747	30,671,552
Earnings per share
Basic	$0.68	$0.69	$2.56	$1.81
Diluted	$0.68	$0.69	$2.55	$1.81